Exhibit 10.1

Execution Copy

MASTER PAR/NEAR PAR PARTICIPATION AGREEMENT

THIS MASTER PAR/NEAR PAR PARTICIPATION AGREEMENT (this “Agreement”) dated as of December 11, 2006, by and between KATONAH X CLO LTD. (the “Seller”) and KOHLBERG CAPITAL CORPORATION (the “Participant”).

RECITALS

A. The Participant has filed with the United States Securities and Exchange Commission a registration statement on Form N-2 in connection with an initial public offering shares of Participant’s common stock (the “Initial Public Offering”).

B. On the date hereof, the Seller and the Participant will enter into an LSTA Par/Near Par Trade Confirmation (the “Trade Confirm”) pursuant to which the Seller will agree to sell to the Participant the Loans and Commitments (as each is defined below) as set forth on Exhibit A hereto (the “Transferred Assets”).

C. During the period commencing on the Effective Date and ending on the first date when all of the Loans and Commitments have been assigned to Participant in accordance with Section 2.05 of this Agreement (such period, the “Interim Period”), the Seller wishes to grant to the Participant, and the Participant wishes to acquire and assume from the Seller, without recourse to the Seller, a 100% participation in all of the Seller’s Interest (as defined below).

D. For the duration of the Interim Period, the Seller wishes to sell, transfer and convey to the Participant, and the Participant wishes to purchase, acquire and take from the Seller, an undivided 100% participation interest in (i) the Loans and Commitments, (ii) any promissory notes or other instruments made by the Obligors to the Seller or its agent to evidence the Loans (the “Notes”) to the extent related to the Loans and the other Credit Documents (as defined below) and (iii) the Other Claims (as defined below). This Agreement sets forth the terms and conditions of such sale and purchase, and of the continuing administration of the Participations (as defined below). Additional details of the Participations are set forth in Exhibit A hereto.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

Section 1.01. Definitions. In addition to the terms defined above, the following terms shall have the following meanings when used in this Agreement (all terms defined Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Business Day” means any day on which commercial banks are not authorized or required to close in New York, New York.

“Credit Agreement” means, with respect to each of the Loans and Commitments and related Seller’s Interest and Participation, the related credit agreement identified in Exhibit A hereto.

“Commitment” means, the commitments, if any, in the amount identified in Exhibit A hereto with respect to the applicable Credit Agreement.

“Credit Documents” has the meaning assigned thereto in Section 3.01 hereof.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Effective Date” means the first Business Day following the closing date of the Participant’s Initial Public Offering.

“Loan” means each loan or participation in a loan set forth, in each case, in Exhibit A (where it is referred to as the “Funded Commitment Amount”), together with all unpaid interest, commitment fees, “ticking” fees and other fees owing by the Obligors to Seller as of the Effective Date (and, for the avoidance of doubt, all such amounts that accrue or become payable after the Effective Date). If a commitment underlying a Loan represents an unfunded commitment by Seller in respect of a revolving loan obligation or delayed drawdown loan obligation, the term “Loan” shall include any amounts funded by Participant pursuant to Section 2.03(b).

“Obligors” means, with respect to each Loan and related Participation, collectively, the applicable borrower and each guarantor, pledgor, subordinator or other Person directly or indirectly obligated in respect of such Loan.

“Other Claims” has the meaning assigned thereto in the definition of Seller’s Interest.

“Participation” has the meaning assigned thereto in Section 2.01 hereof.

“Party” means Seller or Participant, as applicable.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

“Purchase Price” means with respect to each Participation granted by the Seller to Participant under this Agreement, the purchase price set forth for such Participation in Exhibit A hereto.

“Seller’s Interest” means under each Credit Agreement, all of Seller’s rights, title and interest into and under each loan or participation of a loan, including the Loans and Commitments, and to the extent permitted to be transferred under applicable law, all claims, suits, causes of action and any other rights of the Seller (in its capacity as a lender), whether known or unknown, against the Obligors or any of their affiliates, agents, representatives, contractors, advisors or any other Person arising under or in connection with the Credit

Documents or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement (the “Other Claims”); provided however, that interest and fees accrued prior to the Effective Date shall be for the account of Seller.

SECTION 2. THE PARTICIPATIONS

Section 2.01. Sale of Participations. Subject to the payment of the related Purchase Price by Participant pursuant to Section 2.03(a), Seller hereby sells, transfers, grants and conveys to the Participant, and the Participant hereby purchases from Seller an undivided 100% participation interest in the applicable Seller’s Interest under each Credit Agreement as of the Effective Date (collectively, the “Participations”). Seller and Participant agree that (a) the Purchase Price for each Participation constitutes adequate consideration for the sale of a Participation in each Loan and (b) the sale and transfer of each Participation is intended to be treated for commercial and accounting purposes as a sale and not as a secured borrowing. In no event shall a Participation be deemed to be a loan from Participant to Seller. Seller acknowledges that: (x) its sale and transfer as of the Effective Date of each Participation is irrevocable, (y) Seller shall have no recourse to any Participation, and (z) other than as set forth in this Agreement and the Trade Confirm, Seller shall have no recourse to the Participant.

Section 2.02. Evidence of Participations. The Participant will maintain records of: (i) all payments made to Seller in connection with the Participant’s acquisition of each Participation and (ii) all payments made by the Seller to the Participant hereunder in respect of each Participation. Absent manifest error, such records shall conclusively represent the amounts paid or owing to Participant in respect of the Participations.

Section 2.03. Payments by Participant. (a) On the Effective Date, the Participant hereby agrees to pay to the Seller the Purchase Price for each Participation. Payment by the Participant shall be made in accordance with Section 6.02. Upon receipt by the Seller of the full Purchase Price for each Participation, the Participations shall become effective.

(b) Seller or its agent shall forward to Participant, as promptly as practicable (and in any event within one Business Day) after Seller or its agent receives the same from the applicable Obligor (or any administrative or paying agent or trustee therefor) each request for a borrowing in respect of a revolving loan obligation or delayed drawdown loan obligation under any of the Commitments; provided, however, that if any request for borrowing in respect of such Commitment states that such borrowing is to occur on the date of such notice, then Seller or its agent shall forward such request to Participant as early as practicable on the date on which such request is received. Upon receipt of a notice from Seller or its agent stating that a borrowing under such Commitment is to occur after the Effective Date, Participant shall, on behalf of Seller, pay to or for the account of the Obligor, in accordance with the Credit Documents an amount equal to the principal amount of each extension of credit required to be made by Seller in respect thereof.

Section 2.04. Payments by Seller. On the Effective Date:

(a) The Seller will promptly pay to the Participant all amounts received by the Seller in respect of the Seller’s Interest. Until such time as Seller pays any such amounts to Participant, Seller shall (i) hold such amounts for the account and sole benefit of the Participant, and (ii) have no equitable or beneficial interest in such amounts.

(b) If securities are to be issued pursuant to a plan of reorganization or restructuring or otherwise, in payment of a Loan, Seller shall notify Participant of such prospective issuance and shall use good faith efforts to cause Participant’s share of such securities to be registered and issued in such names as Participant shall direct unless Seller is prohibited from the foregoing under any law, rule, order or contract. In the event that Seller cannot cause such instruments to be so registered it will, promptly after receipt, transfer Participant’s share of such instruments to Participant with proper endorsement (without recourse) or transfer powers duly endorsed in blank unless Seller is prohibited from the foregoing under any law, rule, order or contract in which case Seller will continue to hold the same for Participant’s account hereunder.

Section 2.05. Assignment of Loans; Termination of Participations. On the Effective Date, the Participant and the Seller shall enter into the Trade Confirm. As soon as reasonably practicable after the Effective Date, Participant, and Seller shall each use commercially reasonable efforts to cause the Participant to become a lender under the Credit Agreement relating to each of the Loans and Commitments (an “Elevation”). Upon the effective date of each such Elevation, without any further action by any entity: (i) this Agreement shall be deemed to be an agreement for the assignment of the Seller’s Interest under each applicable Credit Agreement to the Participant and (ii) the applicable Participation shall terminate without the payment of any amount by Participant to Seller. For avoidance of doubt, following any Elevation, each Participation in respect of any Seller’s Interest that has yet to be elevated shall remain in full force and effect.

Section 2.06. Limitations on Participations. If any of the Credit Documents, underlying any Participation, prohibit the granting of a participation in any of the Seller’s Interest, then for any such Seller’s Interest this Agreement shall not sell a participation but rather shall obligate the Seller to transfer the Seller’s Interest to the Participant of its designee, by means of an assignment.

SECTION 3. SELLER UNDERTAKINGS

Section 3.01. Credit Documents; Information. (a) Subject to Section 4.02 hereof, the Seller will furnish (or cause to be furnished) to the Participant copies of each Credit Agreement, any Note and any other guarantee, security or similar agreement evidencing or providing for any guarantee, collateral or other support for the Loans and Commitments, and any amendments, consents or waivers relating to any of the foregoing (collectively, the “Credit Documents”).

(b) If any Credit Document provides for the election or change in election of the interest rate basis and/or duration of interest periods applicable to the related Loan, the Seller will advise the Participant of each notice the Seller receives of any such election.

Section 3.02. Nonrecourse Participation. The Participations will be acquired by the Participant without recourse to the Seller and for the Participant’s own account and risk. The Seller makes no representation or warranty as to, and shall have no responsibility for: (i) the due authorization, execution or delivery of the Credit Documents by the Obligors or any other Person; (ii) the value, legality, genuineness, validity, sufficiency, enforceability or collectability of the Credit Documents; (iii) any representation or warranty made by, or the accuracy, completeness, currentness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided (directly or indirectly through the Seller) by, any Obligor or any other Person; (iv) the performance or observance by any Obligor or any other Person (at any time, whether prior to or after the Effective Date) of any of the provisions of the Credit Documents (or of any Obligor’s or such other Person’s other obligations in connection therewith); (v) the financial condition of any Obligor or any other Person; (vi) the filing, recording or taking of any other action with respect to the Credit Documents or (vii) (except as otherwise expressly provided herein) any other matter relating to any Obligor or any other Person, any Credit Agreement or any other Credit Document.

Section 3.03. Amendments, Waivers, Etc.

(a) The Seller shall not, without the Participant’s consent (to the extent permitted by the Credit Documents), give or withhold its agreement to any amendment of the Credit Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which the Seller may have under the Credit Documents or otherwise.

(b) Subject to Section 4.02 hereof, the Seller will notify the Participant of each executed and delivered amendment, waiver or consent in respect of the Credit Documents and the occurrence of any Event of Default (as defined in the applicable Credit Agreement) of which an Obligor gives notice to the Seller, and a description of any rights or remedies that are exercised by Seller against such Obligor in respect of the Credit Documents.

Section 3.04. Standard of Care. The Seller shall have no responsibility to the Participant except as expressly provided herein and except for its own bad faith, gross negligence or willful misconduct which results in actual loss to the Participant, and, except to such extent, the Seller shall have no responsibility to the Participant for the failure by the Seller to comply with any of the Seller’s other obligations to the Obligors under the Credit Documents or otherwise. In administering the Participations, the Seller may consult with legal counsel (including counsel for the Obligors or for the administrative agents under the Credit Agreements), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in reliance on the advice of any such Person. The Seller shall not by reason of this Agreement have a fiduciary relationship with the Participant.

SECTION 4. PARTICIPANT UNDERTAKINGS

Section 4.01. Non-Reliance on Seller. The Participant represents to and agrees with the Seller that: (i) it has made, independently and without reliance on the Seller, its own analysis of the Obligors and the Credit Documents (including, without limitation, its own credit analysis of the Obligors and its own legal review of the Credit Documents) for the purpose of acquiring the Participations and the related Seller’s Interest based on (and the Participant has had access to) such documents and information as it has deemed to be appropriate and sufficient for such purpose; (ii) it will continue to make its own decisions with respect to the Participations without such reliance and on such basis and will continue to have, independently from the Seller (subject to the Seller’s fulfilling its obligation to furnish documents and information to the Participant as and to the extent provided in Sections 3.01 and 3.03 hereof), access to such documents and information as it deems to be appropriate and sufficient for such purpose; and (iii) it will not rely upon the Seller to furnish any documents or information regarding the credit, affairs, financial condition or business of, or any other matter concerning, any Obligor or any of its affiliates (including documents and information received from any Obligor under any Credit Document or otherwise), except for documents and information expressly required to be furnished by the Seller under Sections 3.01 and 3.03 hereof.

Section 4.02. Confidentiality. Notwithstanding anything in this Agreement to the contrary, the Seller shall not be obligated to disclose to the Participant any information of a confidential nature relating to the Credit Documents or the Obligors (except for the documents and information expressly required to be furnished by the Seller under Sections 3.01 and 3.03 hereof). The Participant agrees to comply with the applicable provisions of each Credit Agreement with respect to any information of a confidential nature supplied to it hereunder with respect to each Obligor or its business.

Section 4.03. Notice to the Obligor. The Participant acknowledges that the Seller may notify an Obligor of the applicable Participation.

Section 4.04. Indemnification. On and after the Effective Date:

(a) Unless recovered by the Seller from or for the account of an Obligor promptly after demand therefor, the Participant will pay to the Seller (i) all expenses of collection or enforcement of the Seller’s Interest and (ii) all expenses and liabilities incurred by the Seller in connection with the Loans, except for those incurred by reason of the Seller’s bad faith, gross negligence or willful misconduct.

(b) In addition, if the Seller makes any payment to the Participant pursuant to Section 2.04 hereof and either does not receive promptly thereafter, or for any reason is required to return or to pay to any Person, the corresponding payment by or for the account of an Obligor, the Participant will repay to the Seller upon request the amount paid to the Participant that was not received or was required to be returned or paid by the Seller.

Section 4.05. Withholding Taxes. The Participant represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax by the Seller and will furnish to the Seller such forms, certifications, statements and other documents as the Seller may request from time to time to evidence the Participant’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Seller to comply with any applicable laws or regulations relating thereto. The Seller shall not be obligated to make any payments hereunder to the Participant in respect of the Participations until the Participant shall have furnished to the Seller the requested form, certification, statement or document.

Section 4.06. Additional Representations. Each of the Participant and Seller represents that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation; (ii) it has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; (iii) the making and performance by it of this Agreement have been duly authorized by all necessary action and will not violate any provisions of applicable law or regulation, any provision of its charter or by-laws (or comparable, constituent documents) or any order of any court or regulatory body and will not result in the breach of, or constitute a default or require any consent under, any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all authorizations, consents, approvals and licenses of, and filings and registrations with, any governmental authority required under applicable law or regulations for it to make and perform this Agreement have been obtained and are in full force and effect; and (v) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 5. FURTHER TRANSFERS

Section 5.01. Further Transfers. Restrictions and limitations on the sale, assignment, participation, subparticipation or other transfer of any of the Loan or Commitments or any interest therein contained in any Credit Document or required thereunder to be included in this Agreement are hereby incorporated by reference as if fully set forth herein. Subject to such restrictions and limitations, Participant may sell, assign, or transfer one or more Participations, or any part thereof (and its rights and obligations under this Agreement) or subparticipate one or more of the Participations, or any part thereof, without the prior written consent of Seller; provided, however, (i) that any such subparticipation may only be made in compliance with applicable laws (including applicable securities laws) and with the Credit Documents and (ii) Seller shall continue to deal solely with Participant in connection with the Participations.

SECTION 6. MISCELLANEOUS

Section 6.01. Termination of Agreement. If the Effective Date has not occurred on or prior to December 31, 2006, this Agreement and the Trade Confirm shall be void and shall have no force or effect.

Section 6.02. Payments Generally. All payments by the Seller to the Participant, or by the Participant to the Seller, shall be made in U.S. Dollars by wire transfer of immediately available funds to the account of the Participant or the Seller advised by the Participant or the Seller in writing .

Section 6.03. Acts and Decisions. Beginning on the Effective Date, and subject to the first sentence of Section 5.01, Seller agrees that it will act or refrain from acting in accordance with Participant’s written instructions (if timely given) in respect of any other request, act, decision or vote in connection with any Participation for which participants are entitled to vote pursuant to any Credit Agreement. Upon Seller’s receipt of notice of any vote or action in connection with each Participation for which Participant is entitled to vote as provided above, Seller shall, subject to any confidentiality restriction contained in any Credit Agreement, use good faith efforts to give written notice thereof to Participant as promptly as reasonably possible; provided, however, Seller shall have no obligation or liability to Participant for Seller’s failure to deliver any of the foregoing. Neither Party is a trustee or agent of the Party, nor does either Party have fiduciary obligations to the other Party.

Section 6.04. Notices. Except as otherwise provided herein, all communications hereunder by either party hereto shall be given in writing or by facsimile transmitter to the other party at its address specified below or at such other address as it shall have notified the first-named party, and shall be effective when received:

If to Seller:

Katonah X CLO Ltd.

P.O. Box 1093 GT

Queensgate House

South Church Street

George Town, Grand Cayman

Cayman Islands

Attention: The Directors

Facsimile: (345) 945-7100

If to Participant:

Kohlberg Capital Corporation

295 Madison Avenue

6th Floor

New York, NY 10017

Attention: Dayl W. Pearson

Facsimile: (212) 983-7654

with a copy to

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Craig E. Marcus

Facsimile: (617) 951-7050

Telephonic notices permitted hereunder shall be promptly confirmed in writing. The Seller may rely upon, and will incur no liability in taking or omitting to take action upon, any notice, instruction, consent or other communication (oral or otherwise) from the Participant that the Seller believes to be genuine and correct or to have been signed, sent or made by a proper person or persons, and the Seller will have no obligation to verify or inquire into any matters pertaining thereto.

Section 6.05. Entire Agreement. This Agreement and the Trade Confirm sets forth the entire agreement between the Seller and the Participant relating to the Participations and supersedes any prior written or oral statements or agreements with respect to the matters covered hereby and may not be altered orally.

Section 6.06. Captions. The captions and headings hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 6.07. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

Section 6.08. Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 6.09. Jurisdiction; Immunities. (a) Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each of the parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on the signature page, or by any other manner permitted by law. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto further waives any objection to venue in any court referred to in the first sentence of this Section 6.09(a) and any objection to an action or proceeding in such court on the basis of forum non conveniens. Each of the parties hereto further agrees that any action or proceeding brought against it shall be brought only in a New York State or United States Federal court sitting in New York County.

(b) Nothing in this Section 6.09 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of any other jurisdiction.

Section 6.10. Cumulative Rights; No Waiver. The rights, powers and remedies of the parties hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between the Participant and the Seller relating hereto, at law, in equity or otherwise. Neither any delay nor any omission by either party to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

Section 6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

Section 6.12. Expenses. The Seller and Participant agree to bear their respective costs and expenses for preparing, negotiating, executing and implementing this Agreement.

Section 6.13. Limited Recourse. Notwithstanding any other provisions of this Agreement, the obligations of Seller hereunder shall be non recourse obligations and shall be limited in right of payment in the aggregate to amounts available following the distribution of all receipts after the liquidation of the Transferred Assets. Where the Transferred Assets (which, for the avoidance of doubt, exclude the proceeds of Seller’s ordinary shares and the transaction fees paid for entering into transactions and the bank account in the Cayman Islands in which such money is deposited or credited, together with any interest earned thereon (together, the “Excepted Property”)), are also available contractually to meet the Seller’s unsubordinated obligations in addition to those arising under this Agreement, payment therefrom will be made on a pari passu basis between the relevant obligations. Once the Transferred Assets (excluding the Excepted Property) have been realized and applied, the Seller shall not otherwise be liable for its obligations hereunder, and none of the shareholders, subordinated noteholders, partners, members, directors, board members, officers, employees or agents of the Seller shall be personally liable for any amounts payable, or performance due, under this Agreement. Following the distribution of all receipts after the liquidation of all of the loans and collateral debt securities owned by the Seller, the Participant shall have no further recourse against it and any sum outstanding but unpaid shall be extinguished. The provisions of this Section 6.13 shall survive termination of this Agreement for any reason whatsoever.

Section 6.14. Non petition, etc. The Parties agree not to institute against, or join any other Person in instituting against, the other Party any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all obligations due by such other Party in connection with this Agreement; provided that nothing in this paragraph shall preclude, or be deemed to estop, either Party (A) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (x) any case or proceeding voluntarily filed or commenced by the other Party or (y) any involuntary insolvency proceeding filed or commenced against the Participant by a Person other than the Seller, or (B) from commencing against the other Party or any properties of such Party any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The provisions of this Section 6.14 shall survive termination of this Agreement for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

KATONAH X CLO LTD.

By:	/s/ Chris Watler
Name:	Chris Watler
Title:	Director

KOHLBERG CAPITAL CORPORATION

By:	/s/ Dayl W. Pearson
Name:	Dayl W. Pearson
Title:	President and Chief Executive Officer